CONSULTING AGREEMENT


     THIS CONSULTING AGREEMENT (the "Agreement"), is made and entered into as of this 1st day of November, 1996 (the
"Effective Date"), by and between High River Limited
Partnership, a Delaware limited partnership with an address at c/o Icahn Associates Corp., 100 South Bedford Rd., Mount Kisco,
NY 10549 ("Company"), Carl C. Icahn ("Icahn") and Thomas
Rattigan, with an address at 1485 Gulf of Mexico Drive, Longboat Key, Florida 34228 ("Rattigan").

                    W I T N E S S E T H :

     WHEREAS, The Company and Icahn wish to retain Rattigan to provide consulting services to them and their affiliates ("Icahn Shareholders") who beneficially own shares of common stock ("Shares") of RJR Nabisco Holdings Corp. ("RJR") and Rattigan desires to render such services to the Company and Icahn Shareholders upon the terms and subject to the conditions set forth herein.

     NOW THEREFORE, in consideration of the mutual premises and covenants herein contained, Company, Icahn and Rattigan hereby agree as follows:

     1.   INDEPENDENT CONTRACTOR CONSULTING ARRANGEMENT

     The Company and Icahn will retain Rattigan and Rattigan will provide services to the Company and the Icahn Shareholders as an independent contractor, and not as an employee, on the terms and conditions hereinafter set forth.

     2.   TERM

     This Agreement shall commence on the Effective Date and shall expire immediately at the close of business on the Meeting Date, as such term is defined below.

     3.   CONSULTING SERVICES

     (a) Rattigan will provide consulting services to the Company and the Icahn Shareholders in connection with a proxy fight to be brought by the Icahn Shareholders and conducted by Rattigan against the management of RJR in connection with the 1997 RJR Annual Meeting of Stockholders ("1997 Annual Meeting") or, if requested by the Company at a special meeting of stockholders of RJR called prior to the 1997 Annual Meeting, for a purpose which includes the election of directors in order to elect at least a majority of the Board of Directors of RJR.

     (b) Prior to the 1997 Annual Meeting, Rattigan shall be engaged in providing consulting services , including conducting the proxy fight in support of the efforts of the Icahn Shareholders to nominate Rattigan and others to be elected to the Board of Directors of RJR at the 1997 Annual Meeting (the "Rattigan Slate"), with the understanding that the Icahn Shareholders will vote all of their Shares of RJR for the election of the Rattigan Slate, and, if the Rattigan Slate is successful, Rattigan will seek to (i) be elected as the new Chief Executive Officer of RJR, (ii) over-see the proposed spin-off of Nabisco Holdings Corp.("Nabisco") if approved by the new Board of Directors of RJR and (iii) participate in attempting to effect an overall legislative settlement of tobacco litigation on an industry-wide basis. Members of the Rattigan Slate will be selected by Rattigan. The number of the nominees on the Rattigan Slate will equal or exceed the number of directors of RJR. Should the Company desire, the Rattigan Slate may be put forward for election at a special meeting of stockholders of RJR, if called, in which case the references in this document to the 1997 Annual Meeting will relate to the special meeting in lieu of or in addition to the 1997 Annual Meeting. All costs and expenses of the proxy contest shall be borne by the Company or, failing that, by Icahn and Rattigan shall have no liability or obligation with respect to such expenses. In connection with the provision of services hereunder, Rattigan shall have no authority, either implied or explicit, to bind Icahn or the Company or any of his or its affiliates in any way to any arrangement, understanding or otherwise without Icahn's prior written approval. Rattigan agrees that, in the event that the Rattigan Slate constitutes a majority of the Board of Directors immediately following the 1997 Annual Meeting, Rattigan will not seek to have RJR issue to him during the period from the date of the 1997 Annual Meeting through the second anniversary thereof, a compensation package which exceeds a base salary, with no bonuses permitted, of $2 million per annum, the right to obtain no more than 300,000 performance stock units on the same basis as those available to Steven Goldstone, chief executive officer of RJR, on the date hereof and options to purchase not in excess of 500,000 Shares at a price of not less than $30 per share, 50% of which would be exercisable after one year from the Meeting Date, as defined herein, and the other 50% of which options would be exercisable after two years from the Meeting Date and which vest in Rattigan coextensively with their exercisability. Rattigan further agrees that the agreement contained in the immediately previous sentence shall be disclosed in the proxy material sent to RJR stockholders in connection with the proxy contest for the 1997 Annual Meeting. The proxy material will also disclose that the members of the Rattigan Slate will be seeking, if they are elected as directors, the same salary and benefit package presently available to non-employee directors of RJR, except that, with respect to options, each successful nominee will (i) seek to be awarded a one time option to purchase 50,000 Shares at not less than $30 per Share, which option will lapse at the end of two years and (ii) not be eligible for annual grants of options prior to the second anniversary of the grant of the 50,000 options. Such proxy material shall also disclose that the Company and its affiliates will seek reimbursement for costs and expenses of conducting the proxy fight in the event that the Rattigan Slate is successful. Rattigan intends that the proxy material in support of the Rattigan Slate shall indicate that it is the intention of the Rattigan Slate, if elected as directors, to
(A) appoint Rattigan the new Chief Executive Officer for RJR,(B) seek to spin off Nabisco to stockholders of RJR (C) raise the RJR dividend to $2.00 and maintain it even after the spin-off, (D) seek to develop with representatives of the executive branch of the government, plaintiffs attorneys, members of Congress and representatives of other tobacco companies, among others, an industry-wide legislative settlement of current and future tobacco litigation claims and
(E) not adopt a shareholder rights plan, commonly known as a poison pill, in RJR or any of its component companies, including Nabisco.

(c) No Sale Agreement. The Company and Icahn agree that, from and after the date hereof and through the date on which the 1997 Annual Meeting of RJR is held (on which the ballots for the election of directors are cast) ("Meeting Date"), neither the Icahn Shareholders nor the Company nor any of their or its affiliates shall sell any Shares owned by them ("No Sale Agreement"). The No Sale Agreement shall terminate and be of no further force and effect in the event that Rattigan abandons his direction of the proxy contest or his services are terminated as set forth in Section 5 of this Agreement. Rattigan agrees that, should he own or acquire any shares of RJR stock or options to acquire such Shares, he will not dispose of any such Shares or options prior to the Meeting Date.

     (d) Provision of Consulting Services. Rattigan agrees that he will devote his full time and attention to the consulting services to be rendered by Rattigan hereunder during normal working days and on weekends and evenings when reasonably required by the proxy contest. Rattigan's services shall be rendered in a manner consistent with the manner in which such services are customarily rendered by similarly situated consultants. It is recognized and agreed that Rattigan shall provide such consulting services principally from his residence in Florida, but he recognizes that he may be required, in order to effect the goals of the proxy contest, to travel frequently outside the State of Florida in connection with providing the services hereunder.

     (e)  Other Activities.   It shall not be a violation of
this Agreement for Rattigan to (a) serve on corporate, civic or charitable boards or committees of not-for-profit organizations, provided, however, that the time devoted to such service and to attention to his personal commitments shall not require more than an average of 2 business days per month or
(b) manage his personal investments, so long as such investment activities do not significantly interfere with the performance of Rattigan's duties in accordance with this Agreement.


     4.   COMPENSATION AND RELATED MATTERS

     (a) Base Consulting Fee. During the term hereof, Rattigan shall receive a base consulting fee of $333,333.33 per calendar month (or any portion of a calendar month), payable in advance, with the first such payment to be made on the Effective Date and each subsequent month commencing with the first day of the calendar month next following the Effective Date; provided, however, that if, for any reason, this Agreement shall be terminated (other than as stated in Section 5(d) hereof) prior to Rattigan having received payments of base consulting fees aggregating less than $2,000,000, Rattigan shall receive, upon termination of this Agreement, an additional payment equal to the positive difference obtained by subtracting from $2,000,000,the aggregate amount of base consulting fees received by Rattigan under the Agreement prior to its termination; provided further, however, that if Rattigan shall have received base consulting fees in respect of the first six months from and after the Effective Date, he shall, if this Agreement or his provision of services hereunder shall not have been terminated, continue to render his consulting services until the 1997 Annual Meeting and shall not be compensated for the seventh month after the Effective Date but shall, commencing with the first day of the eighth month after the Effective Date and until the date of the 1997 Annual Meeting, receive a base consulting fee of $285,714.29 per calendar month or pro rata for any portion thereof if the Annual Meeting is scheduled to be finally held other than at the end of a calendar month. In no event shall Rattigan be required to render services hereunder nor shall the Company and Icahn be required to continue to retain Rattigan to render such services, in each case, beyond April 30, 1998.

     (b)  Other Payments.     In the event that the Company or
any of Icahn Shareholders or any of its or their affiliates violates the No Sale Agreement, then Rattigan shall be paid by the Company, or ,if not paid on demand when due, by Icahn, in lieu of any other damages as a result of such violation and as the sole remedy therefor, promptly after such violation, (i) the excess, if any, of $2,000,000 over the aggregate amount of base consulting fees received by Rattigan pursuant to subsection 4(a) hereof prior to such violation, and (ii) the Rattigan Profits, as such term is hereinafter defined, with respect to the Shares which are sold in violation of the No Sale Agreement. In addition to the foregoing, whether or not there occurs a violation of the No Sale Agreement, Rattigan shall be entitled to be paid by the Company, or ,if not paid on demand when due, by Icahn, the Rattigan Profits with respect to any Shares which are sold by the Company, any of the Icahn Shareholders or any of its or their affiliates during the period commencing on the day following the Meeting Date through the date which is same day of the month as the Meeting Date but is (A) if the Rattigan Slate is not elected to be the majority of the Board of Directors of RJR, in the sixth month following the month of the Meeting Date or (B) if the Rattigan Slate is elected to be the majority of the Board of Directors of RJR, in the twelfth month following the month of the Meeting Date ("Final Date"). Such payment shall be made promptly after such Shares are sold. In addition, Rattigan shall be entitled to be paid, promptly after the Final Date, Rattigan Profits with respect to Shares held by the Company and the Icahn Shareholders and any of its or their affiliates on the Final Date. The Rattigan Profits shall be determined by subtracting from the actual aggregate sales proceeds ("Proceeds Realized") (after deducting commissions and other selling charges, if any) of the Shares sold or deemed to be sold, the product of (i) the Average Per Share Cost, as hereinafter defined, and (ii)the number of Shares sold or deemed to be sold and dividing the remainder by twenty (20). The Average Per Share Cost shall be determined by taking the aggregate purchase price, including commissions, of all Shares owned by the Company and the Icahn Shareholders on the date hereof, which the Company and Icahn represent and warrant for the purposes of making the determination of the Rattigan Profits, is 19,929,800 ("Held Shares") and adding thereto the aggregate purchase price, including commissions, of any Shares purchased between the date hereof and the Meeting Date ("Purchased Shares") dividing the sum by the sum of the number of Held Shares plus the number of Purchased Shares and to the quotient adding an amount (computed on the date of any sale of Shares which requires the computation of Rattigan Profits) equal to the quotient obtained by dividing the costs theretofore incurred by the Company and any of its affiliates, including Rattigan's base consulting fees, in conducting the proxy contest, whether or not such costs have been paid for, by the sum of the number of Held Shares plus the number of Purchased Shares theretofore purchased. The Company and Icahn hereby represent and warrant that, for purposes of determining Rattigan Profits, as of the date hereof the average purchase price of each Held Share, including commissions, is $30.04. Any Shares held on the Final Date shall be deemed to be sold on the Final Date and the per share Proceeds Realized with respect to Shares deemed to be sold on the Final Date shall be deemed to be the average closing price on the consolidated tape as reported for the last 20 business days prior to the Final Date (less commissions which would have been paid had the shares been sold assuming commissions at the same average rate as the commissions paid with respect to the purchase of the Held Shares). Notwithstanding the foregoing, no compensation shall be paid to or due to Rattigan under this Subsection 4(b), whether or not the Company or any of its affiliates breaches the No Sale Agreement, if Rattigan abandoned his direction of the proxy contest or if his services have been terminated under the circumstances set forth in Section 5(c) hereof, or if his services have been terminated as a result of his death or disability (as defined in Section 5 hereof) prior to three months from the Effective Date, in the case of death, and if the Disability Commencement Date, as defined in Section 5(b), occurs prior to the expiration of three months from the Effective Date, in the case of disability. If Rattigan's services are terminated as a result of his death or disability (as defined in Section 5 hereof) on or after the date which is three months after the Effective Date, in the event of death, or, in the event of termination for disability, the Disability Commencement Date occurs after three months from the Effective Date, then Rattigan shall be entitled to Rattigan Profits as determined under this subsection 4(b), provided, however, that if Rattigan's termination as a result of death or disability occurs such that he is entitled to Rattigan Profits but occurs prior to the Meeting Date, then all Held Shares and Purchased Shares not previously sold and then held by the Company, the Icahn Shareholders and their respective affiliates shall be deemed to be sold on the date of Rattigan's death or the date of his termination for disability and the aggregate Proceeds Realized with respect to Shares sold or deemed sold by the Company or the Icahn Shareholders or their affiliates as of the date of Rattigan's termination as a result of death or disability shall be the lesser of (i) the Price Realized as determined under this subsection 4(b) without regard to this sentence, or (ii) the average closing price of such shares on the consolidated tape as reported for the last 15 business days prior to the date of Rattigan's death or the date on which his termination for disability is first publicly announced and the first 15 business days following the date of Rattigan's death or the date on which his termination for disability is first publicly announced.


     (c) Expenses. Rattigan shall be entitled to receive from Company or ,if not paid on demand when due, from Icahn prompt reimbursement following Rattigan's written accounting to the Company therefor of all reasonable expenses incurred by Rattigan in performing his services hereunder, provided, however, that incurrence of expenses that exceed an aggregate of $20,000 in any calendar month shall require the prior written consent of Icahn.

     (d) Legal Expenses. Rattigan shall be entitled to receive prompt reimbursement from the Company or, if not paid on demand when due, Icahn for all reasonable expenses, including reasonable attorney's fees at their usual hourly rates, incurred in connection with the negotiation, preparation, interpretation, and enforcement of this Agreement, including any expenses reasonably incurred in enforcing the obligations of the Company or Icahn hereunder whether through litigation or otherwise.

     5.   TERMINATION

     (a) Death. Rattigan's services hereunder shall terminate upon his death. If Rattigan's services are terminated as a result of his death on or after the date which is three months from the Effective Date, then Rattigan shall be entitled to Rattigan Profits as determined under subsection 4(b).

     (b) Disability. If Rattigan becomes physically or mentally disabled or incapacitated during his employment hereunder to such an extent that he shall be unable to perform any and all of his duties reasonably expected to be performed hereunder (the date of the commencement of the disability or incapacity being the "Disability Commencement Date") and such disability or incapacity shall have continued for a period of at least four (4) consecutive weeks, then, notwithstanding the provisions of Section 2 of this Agreement, Company may, at any time after the end of such period of four (4) consecutive weeks, and during the continuance of such disability or incapacity terminate Rattigan's services hereunder. During the period of disability and prior to termination for disability Rattigan shall continue to be paid his consulting fee in accordance with this Agreement. If Rattigan's services are terminated as a result of his disability and the Disability Commencement Date is more than three months from the Effective Date hereof, then Rattigan shall be entitled to Rattigan Profits as determined under subsection 4(b). If there is any dispute between the parties as to Rattigan's ability to perform his duties hereunder due to physical or mental impairment, the date of the determination of disability hereunder shall not be earlier than the date on which Rattigan is certified as having a disability (within the meaning of this subsection 5(b)) by an independent physician selected by Rattigan (or, if Rattigan is unable to make such selection, by any adult member of Rattigan's immediate family) with the agreement of the Company but if they cannot agree, then by an independent physician selected by the physician selected by Rattigan and by the physician selected by the Company.

     (c) Cause. Company may terminate Rattigan's services hereunder at any time for cause ("Cause"). For purposes of this agreement, the sole Causes upon which Rattigan's services may be terminated shall be his habitual neglect (neglect to be determined based on the failure of Rattigan to meet the standards of performance set forth in Section 3(d) and 3(e) hereof) in connection with his consulting duties hereunder, including the conduct of the proxy contest, the termination of the No Sale Agreement by reason of Rattigan's abandonment of his direction of the proxy contest or any indictment by a governmental authority charging that Rattigan has committed a felony or other act involving moral turpitude.

     (d) Effect of Termination. If Rattigan's services are terminated by the Company as a result of Death, Disability or for Cause, in accordance with the provisions of this Section 5, then Rattigan shall thereafter receive no further compensation pursuant to Section 4(a) or any Other Payments of any kind pursuant to Section 4(b) hereof, except with respect to the specific payments pursuant to Section 4(b) hereof in the event of termination as a result of death or disability which termination takes place following the expiration of in excess of three months from the Effective Date in the case of death or, in the case of termination for disability in the event the Disability Commencement Date occurs after the expiration of three months from the Effective Date.

     (e) Termination for Good Reason. Rattigan may at any time cease providing services hereunder for good reason ("Good Reason"). For purposes hereof, Good Reason shall mean (i) any failure by the Company or Icahn to comply with any of their material obligations to Rattigan under this Agreement, other than any failures not occurring in bad faith which are remedied reasonably promptly after receipt of written notice thereof from Rattigan, (ii) any termination by the Company of Rattigan's services hereunder, other than as permitted pursuant to Section 4 hereof, prior to the expiration of the term of this Agreement, or (iii) any action taken or the failure to take action required by the Agreement to be taken, by the Company or Icahn which substantially impairs Rattigan's ability to perform the services contemplated by this Agreement which action taken or failed to be taken is not cured by the Company or Icahn reasonably promptly after receipt of written notice thereof from Rattigan. Any written notice given by Rattigan intended to comply with the provisions of this Section 5(e) shall be required to contain a statement by Rattigan that the failure to act reasonably promptly to cure the deficiency cited therein will be a basis for Rattigan to exercise his right under this Section 5(e) to cease providing service hereunder for Good Reason. If Rattigan ceases to provide services hereunder for Good Reason, then Rattigan shall receive (i) the excess, if any, of $2,000,000 over the aggregate amount of base consulting fees theretofore received by Rattigan pursuant to subsection 4(a) hereof, and (ii) Rattigan Profits with respect to all Purchased Shares as determined pursuant to subsection 4(b) hereof. Rattigan shall have no liability hereunder upon ceasing to provide services for Good Reason.



          6.   CONFIDENTIALITY, ETC

     (a) Restrictions. Unless otherwise required by law or judicial process, and except as may be relevant to the subject matter of and reasonably necessary to disclose in connection with litigation brought by Rattigan to enforce the obligations of the Company or Icahn under this Agreement, Rattigan shall retain in confidence during the Term of this Agreement and after termination of Rattigan's services hereunder or after he determines to cease providing service hereunder, whether or not permitted pursuant to this Agreement, all information known to Rattigan concerning Company, Icahn and its and his affiliates, and its and his and their respective affiliates' respective businesses unless he reasonably believes that such information is not confidential or until such information is publicly disclosed by Company or Icahn or otherwise becomes publicly disclosed other than through Rattigan's actions. Prior to any intended disclosure by Rattigan of such information, whether or not in the event that Rattigan is required by judicial process to disclose any such information, Rattigan shall promptly give the Company notice thereof in order to afford the Company the opportunity to contest the validity of such intended disclosure.

     (b) No Adequate Remedy at Law. The parties acknowledge that: (i) the provisions of this Section 6 are essential to protect the business and goodwill of the Company and Icahn; and
(ii) the foregoing restrictions are under all of the circumstances reasonable and necessary for the protection of the Company and its business and Icahn and his businesses. In the event that Rattigan shall commit a breach of any of the provisions of this Section 6, or in the event that any such breach is threatened by Rattigan, and such breach does, or such threatened breach would, cause irreparable harm to the Company or Icahn, in addition to and without limiting or waiving any other remedies available to the Company and Icahn at law or in equity, the Company and Icahn shall be entitled to immediate injunctive relief in any court, domestic or foreign, having the capacity to grant such relief, to restrain such breach or threatened breach and to enforce the provisions of this Section
6. Rattigan acknowledges that it is impossible to measure in money the damages that will accrue to the Company and Icahn in the event that Rattigan breaches or threatens to breach any of the provisions of this Section 6 and thereby causes irreparable harm to the Company or Icahn, and in the event that the Company or Icahn shall institute any action or proceeding to enforce those provisions by seeking injunctive relief, Rattigan hereby waives and agrees not to assert and shall not use as a defense thereto the claim or defense that the Company or Icahn has an adequate remedy at law. The foregoing shall not prejudice the Company's right to require Rattigan to account for and pay over to the Company and Icahn the amount of any actual damages incurred by the Company as a result of any such breach.

     7.   ASSIGNMENT

     This Agreement is a personal contract and, except as specifically set forth herein, the rights and interest of Rattigan herein may not be sold, transferred, assigned, pledged or hypothecated, provided however that Rattigan may assign his rights to payment hereunder. The rights and obligations of the Company and Icahn hereunder will be binding upon and run in favor of the successors and assigns of the Company and Icahn.

     8.   NOTICE

     For further purpose of this Agreement, notices, demands and all other communications provided in the Agreement shall be in writing and shall be deemed to have been duly given when received by the recipient thereof whether hand delivered, by telecopy, sent by overnight mail of the United States Post Office or overnight courier, if mailed by United States registered mail, return receipt requested, postage prepaid or otherwise, and shall be addressed as follows:

          If to Rattigan:
          Thomas Rattigan
          P.O. Box 9346
          Longboat Key, Florida 34228
          FAX:
               (Or if by overnight courier)

          Apt. A108, Players Club
          1485 Gulf of Mexico Drive
          Longboat Key, Florida 34228

          with a copy to:

          J. Ross Docksey, Esquire
          Sonnenschein Nath & Rosenthal
          8000 Sears Tower
          Chicago, Illinois 60606
          FAX: 312-878-7934


          If to Company:
          c/o Icahn Associates Corp.
          114 West 47th Street, 19th floor
          New York, New York  10036
          FAX 212-921-3379

          If to Carl C. Icahn :
          c/o Icahn Associates Corp.
          114 West 47th Street-19th Floor
          New York, N.Y. 10036
          FAX 212-921-3359

          in each case with a copy to:
          Marc Weitzen, Esq.
          Gordon Altman Butowsky Weitzen Shalov & Wein
          114 West 47th Street
          New York, NY 10036
          FAX 212-626-0799

or to such other address as any party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

     9.   SURVIVORSHIP

     The respective rights and obligations of the parties hereunder, including without limitation the rights and obligations set forth in Section 12 hereof, shall survive any termination of this Agreement to the extent necessary for the intended preservation of such rights and obligations.

     10.  REPRESENTATIONS AND WARRANTIES

     (a) Rattigan represents and warrants that (i) his execution of this Agreement and his performance of his duties and responsibilities under this Agreement shall not violate or result in a breach of the terms of any material agreement to which he is a party or by which he is bound, (ii) he has not entered into any other agreement or understanding which would in any way affect the optimal performance of his duties hereunder and (iii)he in good faith believes himself to be in excellent health as of the date hereof and knows of nothing which would tend to indicate otherwise.

     (b) The Company and Icahn represent and warrant that the Company (i) is a limited partnership duly organized, validly existing and in good standing under the laws of its state of formation; (ii) is duly qualified to do business and is in good standing under the laws of each jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification (except for jurisdictions in which such failure to so qualify would not have a material adverse effect on the business, assets, operations, prospects or financial or other condition of the corporation or on the corporation's ability to perform its obligations under this Agreement ("Material Adverse Effect")); (iii) has the requisite corporate power and authority to conduct its business as now, heretofore and proposed to be conducted; (iv) is in compliance with its agreement of limited partnership.

     (c) The Company and Icahn represent and warrant that the performance of this Agreement is within the powers of the Company, has been duly authorized by all necessary partnership action is not in conflict with the terms of any partnership agreement, certificate of partnership of the Company, and does not result in a breach of or constitute a default under any material contract, obligation, indenture or other instrument to which the Company is party or by which the Company is bound and when this Agreement is executed and delivered by the parties hereto it will constitute a binding obligation of the Company enforceable against the Company in accordance with its terms.

     11.  REMEDIES


     (a)  Costs of Litigation.     The losing party will pay
all expenses incurred by the winning party, including but not limited to reasonable attorneys' fees and court costs, arising from litigation between the parties over this Agreement.

     (b)  Prejudgment Interest.    If the Company or, failing
same, Icahn shall fail to pay Rattigan the consulting fees or any other amounts to which Rattigan is entitled under this Agreement at the time when such amounts are due, in addition to any other remedies available to Rattigan with respect to such failure to pay such amounts, the Company and Icahn shall be obligated to pay Rattigan interest on such unpaid amounts until paid at the rate of 10% per annum or, if lower, the maximum rate permitted by applicable law.

     (d) Joint and Several Liability. The obligations under this Agreement ("Obligations") of the Company and Icahn (the Company and Icahn referred to as a "Liable Person" for purposes of this subsection) shall be the joint and several obligations of each Liable Person. Rattigan may bring a separate action or actions on each, any, or all of the Obligations against any Liable Person, whether action is brought against the other Liable Persons or whether the other Liable Persons are joined in such action. In the event that the Company fails to make any payment of any Obligations on or before the due date thereof, Icahn immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

     12. INDEMNIFICATION OF RATTIGAN

          (a) Right to Indemnification. If Rattigan is made a party or is threatened to made a party to or is involved in or called as a witness in any Proceeding (as hereinafter defined) he shall be indemnified and held harmless by the Company or if not paid on demand when due, by Icahn for all expenses incurred by Rattigan (including, but not limited to, judgments, fines, excise taxes or penalties and amounts paid or to be paid in settlement) incurred by Rattigan in connection therewith. For purposes of this Section 12, a "Proceeding" is an action, suit or proceeding, whether civil, criminal, administrative or investigative, and any appeal therefrom which relates to or results from the provision of services hereunder by Rattigan or relates to the conduct of the proxy contest by the Company, Icahn, or its or his affiliates, or by Rattigan with respect to the nomination of the Rattigan Slate at the 1997 Annual Meeting.

          (b) Expenses. Expenses, including reasonable attorneys' fees, incurred by Rattigan in defending or otherwise being involved in a Proceeding shall be paid by the Company or, if not paid on demand when due, by Icahn in advance of the final disposition provided that Rattigan shall undertake in writing to the Company (the "Undertaking") to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company or Icahn. Rattigan shall not be obligated to repay pursuant to the Undertaking until the final determination of any pending Proceedings in a court of competent jurisdiction concerning the right of Rattigan to be indemnified or the obligation of Rattigan to repay pursuant to the Undertaking.

          (c) Protection of Rights. If a claim by Rattigan under subsection 12(a) is not promptly paid in full by the Company or by Icahn after a written claim has been received by the Company or Icahn, or if expenses pursuant to subsection 12(b) have not been promptly advanced after a written request by Rattigan for such advancement accompanied by the Undertaking has been received by the Company or Icahn, Rattigan may at any time thereafter bring suit against the Company or Icahn to recover the unpaid amount of the claim or the advancement of expenses. If successful, in whole or in part, in such suit, Rattigan shall also be entitled to be paid the reasonable expense thereof (including without limitation attorneys' fees).

          (d)  General Provisions. The provisions of this
Section 12 shall be applicable to all Proceedings commenced or continuing after the date hereof, provided such Proceedings arise out of events, acts or omissions which occurred after the date hereof and prior to the close of business at the 1997 Annual Meeting (or if the term of this Rattigan's consultancy is extended in writing to a date subsequent to the Meeting Date, then to such subsequent date) and shall inure to the benefit of the heirs, executors and administrators of Rattigan. The defense of Rattigan in any Proceeding shall be by counsel chosen by the Company. Rattigan shall not be entitled to indemnification for any settlement of any Proceeding unless such settlement shall have been approved in writing by the Company. The indemnifying parties shall not be entitled to settle any Proceeding for which indemnification is sought hereunder unless such settlement provides for a full and complete release of Rattigan for any claim which is the subject of such proceeding. Rattigan shall give the Company written notice of the commencement or threatened commencement of any proceeding for which he intends to seek indemnification hereunder promptly after he knows or reasonably should know of such commencement or threatened commencement. Nothing herein shall be construed to provide Rattigan with the right to be indemnified in respect of any Proceeding in the event he is found in such proceeding to have engaged in a violation of any provision of state or federal law in connection with his duties hereunder unless he can demonstrate that his action was taken in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company in regard to seeking to cause the election of the Rattigan Slate to the Board of Directors of RJR. In addition, nothing herein shall be construed to provide Rattigan with the right to be indemnified in respect of any Proceeding in the event his participation in the Proceeding results from his gross negligence or willful misconduct or from acts by him which have or would given the Company grounds to terminate his services for Cause, as provided in Section 5(c).

     (e)  Waiver of Jury Trial.    THE PARTIES HERETO HEREBY
IRREVOCABLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, AND CONSENT TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY THE COURT.

     13.  MISCELLANEOUS

     (a) Entire Agreement. The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and that the provisions of this Agreement may not be modified, waived, or discharged unless such waiver, modification or discharge is agreed to in writing, signed by the parties hereto. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof, have been made by either party that are not set forth expressly in this Agreement.

     (b)  Prior Agreements.  Upon effectiveness of this
Agreement, this Agreement shall supersede any other agreements pursuant to which Rattigan was or might have been entitled to receive payments or benefits from Company.

     (c) Waiver. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

     (d) Choice of Law. THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS PRINCIPLES THEREOF. IN ADDITION, THE FEDERAL COURTS IN THE STATE OF NEW YORK AND THE COURTS OF THE STATE OF NEW YORK SHALL HAVE EXCLUSIVE JURISDICTION TO RESOLVE ALL MATTERS ARISING OUT OF THIS AGREEMENT, AND NO ACTION SEEKING TO DO SO SHALL BE BROUGHT IN ANY OTHER FORUM. EACH PARTY HERETO SHALL NOT OBJECT TO THE VENUE OF ANY SUCH COURTS RESIDING IN THE CITY OF NEW YORK.


     14.  VALIDITY

     The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect provided that the material benefits of this agreement remain in effect to each party notwithstanding the invalidity or unenforceability of any provision of this Agreement.

     15.  COUNTERPARTS

     This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, Company and each Icahn Shareholder that is a corporation or partnership has caused its name to be ascribed to this Agreement by its duly authorized representative, and Icahn and Rattigan has each executed this Agreement as of the date and the year first above written.

                    High River Limited Partnership
                    By Riverdale LLC, General Partner


                    By: _________________________
                         Authorized Signatory


                         ________________________
                         Carl C. Icahn


                         ________________________
                         Thomas Rattigan


[signature page of Consulting Agreement between Rattigan, High
River Limited Partnership and Carl C. Icahn]